Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Pumatech, Inc. of our report dated May 23, 2003 relating to the financial statements of Starfish Software, Inc., which appears in the Pumatech, Inc. Form 8-K/A dated June 10, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 20, 2003